Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FOURTH QUARTER AND

YEAR END OPERATING RESULTS

IRVINE, CA (April 14, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported a net loss of $3,130,000, or $0.07 per share for the quarter ended December 31, 2008 compared with a net loss of $3,273,000, or $0.07 per share for the corresponding prior year period. These reported losses included non-cash stock-based compensation charges for the quarters ended December 31, 2008 and 2007 of approximately $236,000 and $533,000, respectively.

For the fiscal year ended December 31, 2008, Cortex reported a net loss of $14,596,000, or $0.31 per share compared to a net loss of $12,969,000, or $0.31 per share for the corresponding prior year period. These losses included non-cash stock-based compensation charges for the years ended December 31, 2008 and 2007 of approximately $1,299,000 and $2,237,000, respectively.

Year-to-date operating results reflect increased clinical development expenses, including amounts for the Company’s two Phase IIa trials of its AMPAKINE® CX717 as a treatment for respiratory depression. As recently reported, in both studies CX717 demonstrated positive effects, preventing the respiratory depression induced by opiates. One of the studies also evaluated the effect of CX717 on the opiate’s pain-relieving effects. These results demonstrated that the analgesic effects of alfentanil were maintained by CX717 in a pain model, suggesting utility of CX717 for reversal and prevention of respiratory depression induced by opioids, without negatively impacting the analgesic properties of the opioid. Independent market research has suggested that the annual market for such products could be in excess of $1 billion in the U.S. alone.

Cortex has completed Phase I clinical testing of the AMPAKINE compound, CX1739, in the U.K. CX1739 was well tolerated, and did not affect vital signs, cardiovascular parameters or blood clinical chemistry, and exhibited linear exposure with increasing doses. As recently reported, Cortex received approval from the U.K. regulatory authority to initiate a small, proof-of-concept clinical study with CX1739 in patients with moderate-to-severe sleep apnea. Cortex anticipates receiving top-line results from this study around mid-2009.

Cortex also reported that its Annual Report on Form 10-K for the year ended December 31, 2008 will include a going concern qualification from its independent auditors. As reported earlier, Cortex recently implemented significant capital preserving initiatives, including a restructuring of its organization that involved a reduction of approximately 50% of its personnel and reduced salaries for the company’s executive officers. With these steps, Cortex reduced its spending requirements to better align its resources to focus on development of its clinical programs for CX717 and CX1739.

Cortex estimates that its restructuring efforts will provide annual operating savings in excess of $2.5 million. Additionally, the focus on product development and away from basic research allows the company to potentially accelerate the development of its key assets currently in advanced stages, CX1739, CX1942, CX2007 and i.v. CX717. Cortex also has several on-going discussions related to other strategic alternatives such as licensing, partnering and M&A opportunities; however, there can be no assurance that a transaction will be finalized from these discussions.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Fiscal year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—
Operating expenses (A):
Research and development	2,021	2,384	10,780	9,327
General and administrative	1,151	1,141	4,259	4,320

Total operating expenses	3,172	3,525	15,039	13,647

Loss from operations	(3,172)	(3,525)	(15,039)	(13,647)
Interest income, net	42	252	443	678

Net loss	$(3,130)	$(3,273)	$(14,596)	$(12,969)

Loss per share:
Basic and diluted	$(0.07)	$(0.07)	$(0.31)	$(0.31)
Shares used in computing per share amounts Basic and diluted	47,592	47,524	47,572	42,133
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$76	$333	$722	$1,371
General and administrative	160	200	577	866

	$236	$533	$1,299	$2,237

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$1,431	$4,021
Marketable securities	2,710	13,263
Other current assets	155	247

	4,296	17,531
Furniture, equipment and leasehold improvements, net	809	851
Other	47	47

Total assets	$5,152	$18,429

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,755	$1,727
Deferred rent liability	—	25
Stockholders’ equity	3,397	16,677

Total liabilities and stockholders’ equity	$5,152	$18,429

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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